As filed with the Securities and Exchange Commission on November 4, 2005
                                                    Registration No. 333- ------
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          Chartwell International Inc.
             (Exact name of registrant as specified in its charter)


              Nevada                                   95-3979080
              ------                                   ----------
 (State or Other jurisdiction of                    (I.R.S. Employer
  incorporation or organization)                   Identification No.)


                          1124 Smith Street, Suite 304,
                             Charleston, W.V. 25301

                                 (304) 345-8700


          (Address and telephone number of principal executive offices)



                                  Imre Eszenyi
                          Chartwell International Inc.
                          1124 Smith Street, Suite 304,
                             Charleston, W.V. 25301

                                 (304) 345-8700


            (Name, address and telephone number of agent for service)

                                   Copies to:
                              David C. Adams, Esq.
                                Mark C Lee, Esq.
                           Bullivant Houser Bailey PC
                         1331 Garden Highway, Suite 300
                        Sacramento, California 95833-9773
                                 (916) 442-0400


          Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.





If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
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                         CALCULATION OF REGISTRATION FEE

=============================== =================== ======================= ======================= ================
                                                       Proposed maximum        Proposed maximum        Amount of
    Title of each class of       Amount of shares     offering price per      aggregate offering     registration
 securities to be registered     to be Registered           share                   price                 fee
------------------------------- ------------------- ----------------------- ----------------------- ----------------
Common Stock                        12,103,987             $4.30(1)              $51,079,644           $6,125.94
------------------------------- ------------------- ----------------------- ----------------------- ----------------

(1) Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average of the bid and ask price per share of our common stock on November 1, 2005, as reported on the over-the-counter Bulletin Board.


     Chartwell International, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Registration No. ________________

                                12,103,987 Shares

                          CHARTWELL INTERNATIONAL, INC.
                                  Common Stock
                           --------------------------

     This Prospectus relates to the sale of 12,103,987 shares of common stock, $.001 par value, by the Selling Stockholders listed under "Selling Stockholders" on page 10. We will not receive any of the proceeds from any sales of the Selling Stockholders.

     Our common stock is traded on the Over the Counter Bulletin Board under the symbol CHWN. On October 31, 2005, the last reported sale price for our common stock was $4.25.

     The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) effected short sales after the date the registration statement of which this Prospectus is a part is declared effective by the Securities and Exchange Commission; (vii) through the writing or settlement of options or other hedging transactions, whether through options exchange or otherwise; (viii) broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and (ix) a combination of any such methods of sale.

                           --------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                              --------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

The information in this Prospectus is not complete and may be changed. Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

                The date of this Prospectus is November 4, 2005.

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                                TABLE OF CONTENTS

                                                                                                              Page

PROSPECTUS SUMMARY................................................................................................3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...................................................................3
RISK FACTORS......................................................................................................4
   Risks Relating to Our Acquisition Strategy.....................................................................4
   Risks Relating to Our Company and the Market for our Common Stock..............................................8
SELLING SECURITY HOLDERS.........................................................................................10
PLAN OF DISTRIBUTION.............................................................................................12
LEGAL PROCEEDINGS................................................................................................14
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.....................................................14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MAMAGEMENT ..................................................16
DESCRIPTION OF SECURITIES........................................................................................18
INTEREST OF NAMED EXPERTS AND COUNSEL............................................................................19
DISCLOSURE OF COMMISSION POSTIION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES  ............................19
ORGANIZATION WITHIN LAST FIVE YEARS..............................................................................19
DESCRIPTION OF BUSINESS..........................................................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION........................................................23
DESCRIPTION OF PROPERTY..........................................................................................26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................27
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................27
EXECUTIVE COMPENSATION...........................................................................................28
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.............................30
LEGAL MATTERS....................................................................................................30
EXPERTS..........................................................................................................30
TRANSFER AGENT AND REGISTRAR.....................................................................................30
WHERE YOU CAN FIND MORE INFORMATION..............................................................................30
CHARTWELL INTERNATIONAL FINANCIAL STATEMENTS INDEX..............................................................-i-
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.........................................................F-1
CONSOLIDATED BALANCE SHEET......................................................................................F-2
CONSOLIDATED STATEMENTS OF OPERATION............................................................................F-3
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.................................................................F-4
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY CONT............................................................F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS...........................................................................F-6
CONSOLIDATED STATEMENTS OF CASH FLOWS CONT......................................................................F-7
NOTE 1 ORGANIZATION, OPERATIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES    .............................F-8
NOTE 2 DEPOSIT ON RAILCAR PURCHASE..............................................................................F-9
NOTE 3 STOCKHOLDERS' EQUITY....................................................................................F-10
NOTE 4 EMPLOYEE STOCK OPTIONS..................................................................................F-10
NOTE 5 INCOME TAXES............................................................................................F-10
NOTE 6 DISCONTINUED OPERATIONS.................................................................................F-10
NOTE 7 RELATED PARTY TRANSACTIONS..............................................................................F-11
NOTE 8 SUBSEQUENT EVENTS.......................................................................................F-11
PART II INFORMATION NOT REQUIRED IN PROSPECTUS.................................................................II-1
INDEMNIFICATION OF DIRECTORS AND OFFICERS......................................................................II-1
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION....................................................................II-1
RECENT SALES OF UNREGISTERED SECURITIES........................................................................II-2
EXHIBITS.......................................................................................................II-3
UNDERTAKINGS...................................................................................................II-4
SIGNATURES.....................................................................................................II-6

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

Summary Information and Risk Factors

     You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  Our Business

     Chartwell International, Inc. is a Nevada corporation formed in 1984 (the "Company"). Prior to the change in control on March 23, 2005, and the prior disposition of any remaining assets, liabilities and operations on March 3, 2005, the Company had limited operations and a significant amount of its assets had been written off. The Company currently pursues the waste disposal, transportation and logistics for solid waste disposal business, predominantly concentrating on solid waste from construction debris and general solid waste disposal in key sectors and regions of the United States. On September 8, 2005, the Company acquired E-Rail Logistics, Inc., a New York corporation with certain assets, properties and contract rights directed towards operations in solid waste transportation and removal. With increasing gas prices, increased waste, and limited waste disposal sites, as well as regulatory limitations in key metropolitan areas, the Company believes that it can attract and retain an experienced management team to take advantage of what the Company sees as a shift in current industry practices and modes of transportation, as well as the logistics for solid waste transportation and disposal, including site management. Accordingly, the Company is seeking to integrate rail transportation, including construction and service maintenance of rail containers, waste disposal, disposal site management, and the logistics of vertically integrating each aspect of waste collection, transportation and disposal.

     On July 30, 2005, the Company completed a private placement of 7,349,667 shares of restricted common stock at a purchase price of $1.50 per share. As of October 31, 2005, the Company sold 6,611,281 shares of common stock with signed subscriptions for the remaining 738,386 shares to be issued, subject to a 5% limitation on ownership. Pursuant to the terms of the private placement, the Company agreed to register the underlying shares issued.

Use of Proceeds

     We will not receive any proceeds from the sale of common shares by the Selling Stockholders.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Except for statements of historical facts, this Prospectus contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including "believes," "considers," "intends," "expects," "may," "will," "should," "forecast," or "anticipates," or the equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements. We wish to caution readers to consider the important factors, among others, that in some cases have affected and in the future could affect our actual results and could cause actual consolidated results for future fiscal years, to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and times needed, identification and completion of suitable acquisition candidates and businesses in our intended industry focus and the realization of forecasted income and expenses by those businesses, initiatives by competitors, price pressures, changes in the political climate for waste disposal business in different municipalities, and other risk factors listed from time to time in the Company's SEC reports including in particular, the factors and discussions below under the heading "Risk Factors".

     The risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the trading price of our common stock could decline.

                                  RISK FACTORS

Risks Related To Our Acquisition Strategy And Operations

     Recent change of control and discontinued prior operations do not give a historical basis upon which to evaluate the Company's current efforts, and the change in strategic direction has certain inherent risks. The Company recently experienced a change of control and discontinued all prior activities. As of March 2005, the Company has had no assets and no operations. In addition, the Company's periodic and current reports filed prior to March 2005 will contain information which will no longer be applicable or relevant to the current and future business operations of the Company.

     The Company has changed its business focus and intends to acquire operations unrelated to past activities, and there are no assurances that management will be successful in acquiring a business or integrating the operations successfully, which would impair the value of the Company further. In connection with the recent change of control, the Company has shifted its focus towards the acquisition of an operating business. On September 8, 2005, the Company entered into an Agreement and Plan of Merger with E-Rail Logistics, Inc. ("E-Rail"), pursuant to which the Company acquired E-Rail which has an operating business. Although the acquisition of an operating business is part of the strategic business plan of the Company, there can be no assurance that the Company will be successful in integrating the operations of E-Rail as part of the Company.

     The Company faces challenges in attracting and retaining qualified management experienced in the transportation and disposal of solid waste. The success of the Company will depend largely on the Company's ability to hire and retain qualified individuals to operate the Company. Although we have entered into employment contracts with former management of E-Rail to continue in operations following the acquisition, no assurance can be given that the Company will be able to retain such personnel as its own personnel or attract qualified individuals in the future to manage the Company. The failure of the Company to either retain or attract such personnel could have a material adverse effect on the Company's business and financial condition.

     Integration of proposed acquisitions poses certain risks, and the Company does not currently have historical experience upon which to base an evaluation of the future prospects of success. The Company has only a limited operating history upon which to base an evaluation of its business and its prospects. There can be no assurance that the Company's recently assembled senior management team will be able to manage the Company successfully and implement the Company's operating and growth strategies effectively. The Company's
effective   integration  of  acquired   businesses  into  its  organization  and
operations is and will continue to be important to the Company's growth and future financial performance. A part of the Company's strategy is to achieve economies of scale and operating efficiencies by increasing its size through acquisitions. These goals may not be achieved even if the Company effectively combines the operations of acquired businesses with its existing operations due to factors beyond our control, such as market position or customer base. Because of the Company's limited operating history, there can be no assurance that its recently assembled senior management team will succeed in integrating the Company's future acquisitions. Any difficulties the Company encounters in the integration process could have a material adverse effect on its business, financial condition and results of operations.

     Acceptable acquisition targets may not materialize. The Company expects that a substantial part of its future growth will come from acquiring solid waste collection, transfer, maintenance and loading facilities, and disposal operations. There can be no assurance that the Company will be able to identify suitable acquisition candidates or, if such candidates are identified, to negotiate their acquisition at prices or on terms and conditions favorable to the Company. Additionally, we expect continued consolidation in the industry will reduce the number of qualified acquisition candidates. The Company's failure to implement its acquisition strategy successfully could limit its potential growth.

     The Company may not be able to attract the required capital, through either debt or equity financings, in order to complete strategic acquisitions or make required purchases of capital equipment needed to conduct its operations efficiently, either of which could adversely effect the Company's financial condition and ability to execute on its business plan. The Company anticipates that any future business acquisitions will be financed through cash from operations, borrowings, the issuance of shares of the Company's common stock and/or seller financing. If acquisition candidates are unwilling to accept, or the Company is unwilling to issue, shares of the Company's common stock as part of the consideration for such acquisitions, the Company may be required to use more of its available cash resources or debt, to the extent it is available, to fund such acquisitions. To the extent that cash from operations and debt are insufficient to fund acquisitions, the Company will require additional equity and/or debt financing, the terms of which may be unfavorable or unavailable. Additionally, growth through the development or acquisition of new landfills, transfer stations and other facilities, as well as the ongoing maintenance of such landfills, transfer stations or other facilities, may require substantial capital expenditures. There can be no assurance that the Company will have sufficient existing capital resources or be able to raise sufficient additional capital resources on terms satisfactory to the Company to meet any or all of the foregoing capital requirements.

     There may be undisclosed liabilities in the businesses that we acquire which we fail or are unable to discover which could have a material adverse effect on our operations and business conditions. As a successor owner to entities we acquire, we often assume prior liabilities incurred and there can be no assurances that these liabilities are properly disclosed to us. Even if we obtain legally enforceable representations, warranties, covenants and indemnities from the sellers of such businesses, we may not be successful in fully covering the liabilities. Certain environmental liabilities, even if we do not expressly assume them, may be imposed upon us under various regulatory schemes and legal theories, and as such may materially affect our ability to operate and grow our business.

     Larger competitors may compete with the Company for acquisition targets, making it more difficult for the Company to acquire businesses that fit within its business strategy, or increasing the cost of making such acquisitions, either of which could negatively affect our performance. The Company competes for acquisition candidates with other entities, some of which have greater financial resources than the Company. Increased competition for acquisition candidates may result in fewer acquisition opportunities being available to the Company, as well as less attractive acquisition terms, including increased purchase prices. These circumstances may increase acquisition costs to levels that are beyond the Company's financial capability or pricing parameters or that may have an adverse effect on the Company's results of operations and financial condition. The Company believes that a significant factor in its ability to consummate acquisitions after completion of this offering will be the relative attractiveness of shares of the Company's common stock as consideration for potential acquisition candidates. This attractiveness may depend in large part on the relative market price and capital appreciation prospects of the common stock compared to the equity securities of the Company's competitors. If the market price of the Company's common stock were to decline materially over a prolonged period of time, the Company's acquisition program could be materially adversely affected.

Risks Related to our Industry

     Strategic growth through acquisitions is dependent on the Company's ability to internally grow its logistics infrastructure, and there is no historical perspective to validate the Company's belief that it can attain certain gross margins competitively, the failure of which would adversely affect its financial condition. The Company's growth strategy includes (i) expanding through acquisitions, and (ii) generating internal growth of its infrastructure and logistics capabilities. The Company's ability to execute its growth strategy will depend on a number of factors, including the success of existing and emerging competition, the availability of acquisition targets, the ability to maintain profit margins in the face of competitive pressures, the ability to continue to recruit, train and retain qualified employees, the strength of demand for the Company's services and the availability of capital to support its growth.

     Rapid growth could create risks of over leverage or undercapitalization to meet obligations, which could materially impact the Company's financial condition and strategy. If the Company is able to execute its growth strategy, it may experience periods of rapid growth. Such growth, if it occurs, could place a significant strain on the Company's management, operational, financial and other resources. The Company's ability to maintain and manage its growth effectively will require it to expand its management information systems capabilities and its operational and financial systems and controls. Moreover, the Company will need to attract, train, motivate, retain and manage additional senior managers, technical professionals and other employees, as well as integrate accounting and reporting for disclosure controls and compliance with
Section 404 of the Sarbanes-Oxley Act. Any failure to expand the Company's operational and financial systems and controls or to recruit and integrate appropriate personnel at a pace consistent with the Company's revenue growth could have a material adverse effect on the Company's business, financial condition and results of operations.

     The solid waste industry is highly competitive, and we will face competition from companies that may be better financed than we are, which could impact our ability to compete for customers and employees. The solid waste services industry is highly competitive and fragmented and requires substantial labor and capital resources. Certain of the markets in which the Company competes or will likely compete are served by one or more large, national solid waste companies, as well as by numerous regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill. The Company also competes with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These counties, municipalities and solid waste districts may have financial advantages over the Company, because of their access to user fees and similar charges, tax revenues and tax-exempt financing. Certain of the Company's competitors may also be better capitalized, have greater name recognition or be able to provide services at a lower cost than the Company. The Company's inability to compete with governmental service providers and larger and better capitalized companies could have a material adverse effect on the Company's business, financial condition and results of operations.

     Solid waste disposal is regulated by the various governmental agencies, and changes in legislation or rules and regulations could have a material adverse effect on our operations. The waste management and rail-based transportation industries are subject to extensive and evolving environmental laws and regulations, the enforcement of which has become increasingly stringent in recent years as a result of greater public interest in protecting the environment. Although we do not anticipate or intend to transport or dispose of toxic waste or other hazardous materials, these laws and regulations may still impose substantial costs on the Company and affect the Company's business in other ways that could add unforeseen costs to operations.

     The Company's inability to maintain landfill permits and licenses could adversely affect financial resources or require significant expenditures to comply with the regulations, either of which could materially affect gross margins and cash flow from operations. If the Company implements its strategy for landfill ownership and operation, it will be necessary to obtain and maintain in effect one or more licenses or permits, as well as zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time-consuming to obtain and renew and are frequently subject to opposition by various elected officials or citizens' groups, whose positions may change in the future in ways that may adversely effect continuing operations or materially affect the cost of operations. The design, operation and closure of landfills are extensively regulated. These regulations include, among others, the Subtitle D Regulations. Failure to comply with these regulations could require the Company to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Future changes to these regulations may require the Company to modify, supplement or replace equipment or facilities at costs that may be substantial. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to competitors of the Company whose facilities do not comply with the Subtitle D Regulations or their state counterparts. The Company's financial obligations arising from any failure to comply with these regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

     Judicial and administrative proceedings related to our business are routine, and penalties, fines, or remediation orders could materially impact our cash flow or working capital from time-to-time, which could impair our business plan objectives. Companies in the solid waste services business are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizens' groups. Governmental agencies may seek to impose fines or penalties on the Company or to revoke or deny renewal of the Company's operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations or require the Company to make expenditures to remediate potential environmental problems relating to waste disposed of or stored by the Company or its predecessors, or resulting from its or its predecessors' transportation and collection operations. The Company may also be subject to actions brought by individuals or community groups in connection with the permitting, franchising or licensing of its operations, any alleged violation of such permits, franchises or licenses or other matters. Any adverse outcome in these proceedings could have a material adverse effect on the Company's business, financial condition and results of operations and may subject the Company to adverse publicity.

     The Company may be subject to liability for any environmental damage that its solid waste facilities may cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, and especially drinking water, which could materially impact our cash flow in any given period. The Company's potential liability includes damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances whose transportation, treatment or disposal was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. Further, CERCLA imposes joint and several strict liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances, regardless of when the hazardous substance was first detected. CERCLA defines the term "hazardous substances" very broadly to include more than 700 substances that are specified under RCRA, have specific hazardous characteristics defined under RCRA or are regulated under any of several other statutes. Similar liability is imposed on the generators of waste that contains hazardous substances and on hazardous substance transporters that select the treatment, storage or disposal site. All such persons, who are referred to as potentially responsible parties ("PRPs"), generally are jointly and severally strictly liable for the expense of waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. These costs can be very substantial. Furthermore, such liability can be based on the existence of even very small amounts of hazardous substances; unlike most of the other statutes that regulate hazardous substances, CERCLA does not require any minimum volume or concentration of a hazardous substance to be present before imposing liability. It is likely that hazardous substances have in the past come to be located in landfills with which the Company is or will become associated. If any of the Company's sites or operations ever experiences environmental problems, the Company could be subject to substantial liability, which could have a material adverse effect on its business, financial condition and results of operations.

     Our inability to obtain performance or surety bonds, letters of credit or insurance for municipal solid waste services contracts and landfill closure obligations may require other means of financial assurance to secure contractual performance, which could materially affect our potential cash flow and working capital. If the Company in the future were unable to obtain performance or surety bonds or letters of credit in sufficient amounts or at acceptable rates, it could be precluded from entering into additional municipal solid waste services contracts or obtaining or retaining landfill operating permits. Any future difficulty in obtaining insurance could also impair the Company's ability to secure future contracts conditioned on the contractor's having adequate insurance coverage. Accordingly, the failure of the Company to obtain performance or surety bonds, letters of credit or other means of financial assurance or to maintain adequate insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

Risks Relating To Our Company and the Market for Our Common Stock

     Any future financings and subsequent registration of common stock for resale will result in a significant number of shares of common stock of the Company available for sale, and such sales could depress our common stock price. Further, no assurances can be given that the Company will not issue additional shares which will have the effect of diluting the equity interest of current stockholders. Moreover, sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock and make it more difficult for us to sell shares of our common stock at times and prices that we determine to be appropriate.

     There is a limited public market for our common stock, and there are no assurances that a market will fully develop or provide liquidity for investors when needed. There is a limited public market for our common stock, and trading prices of our common stock may be volatile. Our common stock is currently traded on the Nasdaq OTC Bulletin Board and trading volume has been low and sporadic. The Company can give no assurance that an active trading market for our common stock will develop, or if one develops, that trading will continue. Accordingly, investors in our common stock may not have immediate liquidity at any given time.

     Our stock is governed by the "penny stock rules", which imposes additional requirements on broker-dealers who make transactions in our stock. SEC rules require a broker-dealer to provide certain information to purchasers of securities traded at less than $5.00, which are not traded on a national securities exchange or quoted on the Nasdaq Stock Market. Since the Nasdaq OTC Bulletin Board is not considered an "exchange," if the trading price of the Company's common stock remains less than $5.00 per share, the Company's common stock will be considered a "penny stock," and trading in the Company's common stock will be subject to the requirements of Rules 15g-9015g-9 under the Securities Exchange Act of 1934 (the "Penny Stock Rules"). The Penny Stock Rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also give bid and offer quotations and broker and salesperson compensation information to the prospective investor orally or in writing before or with the confirmation of the transaction. In addition, the Penny Stock Rules require a broker-dealer to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock. These requirements may severely limit the liquidity of securities in the secondary market because few broker-dealers may be likely to undertake these compliance activities. Therefore, unless an exemption is available from the Penny Stock Rules, the disclosure requirements under the Penny Stock Rules may have the effect of reducing trading activity in the Company's common stock, which may make it more difficult for investors to sell.

     The Board of Directors may designate and authorize issuance of preferred shares which could have rights, preferences or privileges in priority to our common stock holders, and which may further dilute common stock holders. The authorized capital of the Company includes 25,000,000 shares of "blank check" Preferred Stock, of which no shares have been issued. The Board of Directors has the authority to issue shares of Preferred Stock and to determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of these shares of Preferred Stock without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. At this time, the Company has no present plans to issue any additional Preferred Stock.

     The Company has never paid any cash dividends on its common stock and may not pay cash dividends in the future. Instead, the Company intends to apply earnings, if any, to the expansion, development and growth of our business. Thus, the liquidity of your investment is dependent upon your ability to sell stock at an acceptable price. The price may go down as well as up and may limit your ability to realize any value from your investment, including the initial purchase price.

     We have only a limited public market for our common stock, which has historically been subject to sporadic fluctuations and inherent stock price volatility. Prior to this filing, there has been a limited public market for the Company's common stock, and there can be no assurance that an active trading market will develop or be sustained in the future. The Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. Due to a variety of factors, including general economic conditions, government regulatory action, acquisitions, capital expenditures and other costs related to the expansion of operations and services, pricing changes and adverse weather conditions, it is possible that in some future quarter, the Company's operating results may be below the expectations of securities analysts and investors. In such event, the price of the Company's common stock would likely be materially adversely affected. The price of the Company's common stock may be highly volatile and is likely to be affected by the foregoing and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies whose securities are publicly traded. These broad market fluctuations, however, may adversely affect the market price of the publicly traded securities of such companies, including the Company's common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been commenced against such company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in any such litigation could also subject the Company to significant liabilities.

     Someone may claim that the Company's disposition of its assets, liabilities and operations to Kingsley Capital and the subsequent distribution of Kingsley Capital common stock to the Chartwell International, Inc. stockholders may have violated Section 5 of the Securities Act of 1933. The distribution of the shares of Kingsley Capital common stock to the stockholders of Chartwell International, Inc., as disclosed in the Form 8-K for the Event Date March 3, 2005, was not registered under the Securities Act of 1933 (the "Securities Act"). Because the distribution was not registered, the Company may have violated Section 5 of the Securities Act. If it is subsequently determined that the shares of Kingsley Capital should have been registered under the Securities Act and the Company may be deemed to have violated Section 5 of the Securities Act, the Company could be subject to an injunction, fines, or both. Although prior management has taken the position that there was no consideration paid for the shares, which were distributed on a pro-rata basis, someone could take a different position or pursue an action with respect to the transaction. We do not believe that such action is likely, or that such action if pursued would have a material affect on our business or operations.

Selling Security Holders

     The following table identifies the Selling Stockholders, as of October 31, 2005, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Stockholder, (ii) the number of common shares that may be offered for the Selling Stockholder's account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Stockholders assuming the sale of all of the common shares covered hereby by the Selling Stockholders. The term "beneficially owned" means common shares owned or that may be acquired within 60 days. The number of common shares outstanding for purposes of determining beneficial ownership as of October 31, 2005, was 15,864,530. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder's percentage ownership of outstanding shares. The Selling Stockholders may sell some, all, or none of their common shares. The number and percentages set forth below under "Shares Beneficially Owned After Offering" assumes that all offered shares are sold.



                                                 Shares Beneficially Owned       Shares to be          Shares Beneficially
                                                     Prior to Offering             Offered            Owned After Offering
                                               ------------------------------  -----------------    --------------------------
Name of Selling Stockholder                        Number      Percentage           Number            Number     Percentage
---------------------------                        ------      ----------           ------            ------     ----------
Hauck & Aufhauser Privatbankiers KGaA FBO of
---------------------------------------------
Bayern-Invest Kapitalanlagegesellschaft mbH       761,614         4.80%            761,614               -           -
--------------------------------------------      -------         -----            -------
for RAVB Fund
-------------
Internationale Kapitalanlagegesellschaft mbH     1,800,000       11.35%           1,800,000              -           -
---------------------------------------------    ---------       ------           ---------
for Fund Merlin A(1)
Eurovalor Bolsa FI(2)                             700,000         4.41%            700,000               -           -
------------------                                -------         -----            -------
Eurovalor Estados Unidos FI(2)                    150,000         0.95%            150,000               -           -
---------------------------                       -------         -----            -------
Giancarlo de Filippo                               67,000         0.42%             67,000               -           -
--------------------                               ------         -----             ------
David J. Instance                                  66,667         0.42%             66,667               -           -
-----------------                                  ------         -----             ------
Chris Gordon                                      200,000         1.26%            200,000               -           -
------------                                      -------         -----            -------
Charles Neumann                                    75,000         0.47%             75,000               -           -
---------------                                    ------         -----             ------
Fonditel Albatros, FI(3)                          500,000         3.15%            500,000               -           -
---------------------                             -------         -----            -------
Fonditel Velociraptor, FI(3)                     1,000,000        6.30%           1,000,000              -           -
-------------------------                        ---------        -----           ---------
Fonditel Red Activa, F.P.                         500,000         3.15%            500,000               -           -
-------------------------                         -------         -----            -------
Loganswell Limited                                 40,000         0.25%             40,000               -           -
------------------                                 ------         -----             ------
15th Street Partners LP                           100,000         0.63%            100,000               -           -
-----------------------                           -------         -----            -------
Banque Privee Edmond De Rothschild Luxembourg      67,000         0.42%             67,000               -           -
----------------------------------------------     ------         -----             ------
FBO Herle Limited
-----------------
Ralf Von Ziegesar                                 167,000         1.05%            167,000               -           -
-----------------                                 -------         -----            -------
Faisal A. Alhegelan                               100,000         0.63%            100,000               -           -
-------------------                               -------         -----            -------
Capital Strategies S.L.                           130,000         0.82%            130,000               -           -
-----------------------                           -------         -----            -------
Indigo Light SAL                                   5,000          0.03%             5,000                -           -
----------------                                   -----          -----             -----
Maxime Mitterrand                                  5,000          0.03%             5,000                -           -
-----------------                                  -----          -----             -----
Hans Jurgen Bradin                                 70,000         0.44%             70,000               -           -
------------------                                 ------         -----             ------
PICIAS Ltd. (4)                                  4,298,831       27.10%           4,298,831              -           -
-----------                                      ---------       ------           ---------
Forum of the Future Ltd                            67,000         0.42%             67,000               -           -
-----------------------                            ------         -----             ------
Paul Keith                                         10,000         0.06%             10,000               -           -
----------                                         ------         -----             ------
Arthur B. Davis                                    38,000         0.24%             38,000               -           -
---------------                                    ------         -----             ------
Neile Davis                                        22,000         0.14%             22,000               -           -
-----------                                        ------         -----             ------
Mark R. Cohen                                      15,000         0.09%             15,000               -           -
-------------                                      ------         -----             ------
Husein Jafferjee                                   20,000         0.13%             20,000               -           -
----------------                                   ------         -----             ------
Lawrence Sheer                                     60,000         0.38%             60,000               -           -
--------------                                     ------         -----             ------
Magnus Imaging, LLC                                85,000         0.54%             85,000               -           -
-------------------                                ------         -----             ------
JoAnn Srebnik                                     100,000         0.63%            100,000               -           -
--------------                                    -------         -----            -------
David C. Adams                                    178,750         1.13%            100,000            78,750       0.50%
--------------                                    -------         -----            -------            ------       ------
Ault Glazer Bodnar Acquisition Fund LLC           100,000         0.63%            100,000               -           -
---------------------------------------           -------         -----            -------
Peter J. Pinto                                    429,500         2.71%            429,500               -           -
--------------                                    -------         -----            -------
Imre Eszenyi                                      300,000         1.89%            225,000            75,000       0.47%
------------                                      -------         -----            -------            ------       ------
Robert Lubin                                       25,000         0.16%             25,000               -           -
------------                                       ------         -----             ------
Elizabeth Betsy Gaynes                             4,375          0.03%             4,375                -           -
----------------------                             -----          -----             -----

(1) 1,500,000 shares are beneficially held by Internationale Kapitalanlagegesellschaft mbH for Fund Merlin MF C and 300,000 shares by Direct Deposit Nurnberger Versicherung. To the Company's knowledge both entities are not under common control or direction.
(2) To the Company knowledge, Eurovalor Bolsa FI and Eurovalor Estados Unidos FI are controlled or are under the common direction of the same principals.
(3) Based on the Schedule 13G filed with the SEC as a group, Fonditel Albatros, FI and Fonditel Velociraptor, FI are controlled or are under the common direction of the same principals.
(4) PICIAS Limited is a British Virgin Islands company owned by a trust established for the benefit of Mr. Imre Eszenyi's children. The trust is irrevocable, has independent trustees and is administered from Switzerland.

Plan of Distribution

     The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

     The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

     -    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     -    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     -    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     -    privately negotiated transactions;

     - short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

     -    a combination of any such methods of sale.

     The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

     In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

     The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

     To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.

In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

     We have agreed with the Selling Stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Legal Proceedings

     To the best knowledge of management, there are no legal proceedings pending against the Company. In the normal course of operations, the Company may have disagreements or disputes with employees, vendors or customers. These disputes are seen by the Company's management as a normal part of business, and there are no pending actions currently or no threatened actions that management believes would have a significant material impact on the Company's financial position, results of operations or cash flows.

Directors, Executive Officers, Promoters and Control Persons

Directors and Executive Officers

     The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. Each year the stockholders elect the Board of Directors. The executive officers generally serve terms of one year or until their death, resignation or removal by the Board of Directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer. The number of directors range from three to seven. The Board has fixed the number of directors at four, but is actively seeking additional independent directors.

Person                                Age               Position
Imre Eszenyi                          37                Chairperson;
                                                        Acting President; V.P.
Charles Srebnik                       71                Director
David Adams                           47                Director, Secretary
Andrew Kaufman                        55                Director

     Mr. Imre Eszenyi, CFA, is the founder and is currently the Managing Partner of Orchestra Finance L.L.P., a London-based independent investment firm, which is authorized and regulated by the Financial Services Authority. Mr. Eszenyi founded the Orchestra Companies in 2001. In 2005, Mr. Eszenyi joined the Board of the Company and currently serves as our Acting President, Vice President and Chairman of the Board. Previously, he has gained extensive experience in structuring and execution of capital markets and private equity transactions globally while serving in various senior capacities at global investment banking firms. Mr. Eszenyi was with UBS Warburg in the Private Equity Group from 1997 to 2001, Credit Suisse First Boston from 1996 to 1997 and Bankers Trust from 1994 to 1996. Most recently with the Orchestra Finance L.L.P., Mr. Eszenyi was involved in providing financing for fast developing publicly-listed companies, including ThermoGenesis Corp. ("KOOL"), FX Energy, Inc. ("FXEN") and Telkonet, Inc. ("TKO"). Mr. Eszenyi received an M.B.A. from Ohio University, where he was sponsored by the George Soros Foundation, and attended the Janus Pannonius University of Economics. He is a Chartered Financial Analyst and is a member of the Association for Investment Management and Research.

     Charles Srebnik joined the Board of the Company in 2005. Previously, he has been engaged in the Investment Banking industry for more than four decades. For the past twenty-five years, Mr. Srebnik has been an independent financial consultant with the firm, Charles Srebnik and Associates, and he has managed a privately held family fund. In 1992, he was the Chairman of the Rockland Bioscience Park Corporation. From 1990 to 1992, Mr. Srebnik was a contractor to the Resolution Trust Corporation. In 1981, he co-founded Genetic Engineering, Inc. (a biotechnology company) and served as its Chairman of the Board of Directors and President until it was acquired by Miller Diversified Corporation in 1992. Between 1975 and 1980, he served as the Director of Special Situations in the Corporate Finance Department of D.H. Blair & Co., Inc. He is a life member of the World Simmental Federation and a member of the Holstein Association.

     David Adams joined the Board of Directors in April 2005, and also serves as Corporate Secretary. He is a shareholder of the law firm of Bartel Eng & Schroder representing public and private corporations in the areas of intellectual property, corporate finance, mergers and acquisition, and regulatory matters from 2000 to the present. From November 1996 to 2000, he served as General Counsel and V.P of Business Development for ThermoGenesis Corp. ("KOOL"). Mr. Adams received his Bachelor of Arts Degree in Psychology, with High Distinction, from the University of Colorado, Colorado Springs in 1984, and his Juris Doctorate, with Distinction, from the University of the Pacific, McGeorge School of Law in 1988.

     Andrew Kaufman joined the Board of Directors in October 2005 and serves as the Chief Executive Officer of the Company's wholly owned subsidiaries, E-Rail Logistics, Inc. and Belville Mining Company, Inc. Mr. Kaufman served as Chief Executive Officer, President and was on the Board of Directors of E-Rail Logistics, Inc. and as Chief Executive Officer of its parent company, Rail Waste Holdings, LLC from 2004 to 2005. Prior to founding E-Rail Logistics, Mr. Kaufman was the general partner of Greenway Properties, a consulting firm, engaged in the development of waste to energy technology. From 1991 to 2001, Mr. Kaufman was President of Pencor, Inc., a technology development company which advanced environmental technologies from the research stage to commercialization. During this time frame, Pencor acted as general partner of Pencor Biofine, which developed a technology for the conversion of biomass into Levulinic acid, a chemical used in the manufacture of renewable fuels. Mr. Kaufman was co-recipient of the Presidential Green Chemistry award for his work in developing the process for the manufacture of Levulinic Acid from waste. Mr. Kaufman attended Emory University and Long Island University.

Audit Committee Financial Expert

     The Company's Board of Directors has not established a separate audit committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Instead, the entire Board of Directors acts as the audit committee within the meaning of Section 3(a)(58)(B) of the Exchange Act. In addition, each of Imre Eszenyi, Charles Srebnik and David Adams currently meets the definition of an "audit committee financial expert" within the meaning of Item 401(e) of Regulation SB, however, Charles Srebnik is the only independent director. The Company is currently seeking candidates for outside directors and for a financial expert to serve on a separate audit committee when we establish one. Due to the Company's small size and limited resources, it has been difficult to recruit outside directors and financial experts, especially due to the fact that as for our fiscal year ended July 31, 2005, we did not have directors and officer's liability insurance to offer suitable candidates. The Company intends to obtain directors and officer's liability insurance in the next few months. The Company has obtained directors and officer's liability insurance and is actively pursuing additional directors.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of September 30, 2005, the number and percentage of outstanding shares of our common stock owned by (i) each person known to us to beneficially own more than 5% of our outstanding common stock,
(ii) each director, (iii) each named executive officer, and (iv) all executive officers and directors as a group. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

                                                                 No. of Shares          Percent
Name                                                             Common Stock           --------
----                                                             ------------
Imre Eszenyi                                                        300,000               1.89%
No. 7 Inverness Gardens
London W8 4RN
United Kingdom

Greenway Properties, LP                                           808,394(1)              5.10%
485 Underhill Blvd.
Syosset, NY 11709

Andrew Kaufman                                                    808,394(2)              5.10%
485 Underhill Blvd.
Syosset, NY 11709



                                       16

Christopher Davino                                                808,394(3)              5.10%
7 North Willow St. Suite 7
Montclair, NJ 07042

Richard Kessler                                                   531,231(4)              3.34%
7 North Willow St. Suite 7
Montclair, NJ 07042

Charles Srebnik                                                   175,000(5)              1.10%
3 Mary Ann Lane
New City, NY 10956

David Adams                                                         178,750               1.13%
1331 Garden Highway, Suite 300
Sacramento, CA  95833

Internationale Kapitalanagegesellschaft mbH for fund               1,500,000              9.46%
Merlin MF C
Georg-Glock-Str. 14
40474 Dusseldorf, Germany

Fonditel Velociraptor, FI                                        1,500,000(6)             9.46%
Pedro Teixeira Street, 8, 3rd Floor
28020 Madrid, Spain

Eurovalor Bolsa FI                                                850,000(7)              5.36%
C/Labastida, 11
28034 Madrid, Spain

PICIAS Limited(8)                                                  4,298,831             27.10%
Palm Grove House
Road Town
Tortola, British Virgin Islands

All directors and executive officers as a group                    2,801,769             17.66%
(6 persons)

(1) Does not include any portion of 539,046 shares in the Company held by Rail Waste Holdings, LLC. Greenway Properties, LP is a member of Rail Waste Holdings, LLC. The shares held by Rail Waste Holdings, LLC include 300,000 shares which are subject to a set-off provision pursuant to an agreement and plan of merger, which shall be reconciled and distributed in September 2006. Greenway Properties, LP disclaims beneficial ownership with respect to distributions of that portion of 539,046 shares to other members of Rail Waste Holdings, LLC and third parties.
(2) Includes 808,394 shares held by Greenway Properties, LP, in which Mr. Andrew Kaufman is the General Partner. Does not include any portion of 539,046 shares in the Company held by Rail Waste Holdings, LLC in which Mr. Kaufman is the Chief Executive Officer, and Greenway Properties, LP is a member. Greenway Properties, LP is a member of Rail Waste Holdings, LLC. The shares held by Rail Waste Holdings, LLC include 300,000 shares which are subject to a set-off provision pursuant to an agreement and plan of merger, which shall be reconciled and distributed in September 2006. Mr. Kaufman disclaims beneficial ownership with respect to distributions of that portion of 539,046 shares to other members of Rail Waste Holdings, LLC and third parties.

(3) Does not include any portion of 539,046 shares in the Company held by Rail Waste Holdings, LLC in which Mr. Christopher Davino is the President. Mr. Davino is also a member of Rail Waste Holdings, LLC. The shares held by Rail Waste Holdings, LLC include 300,000 shares which are subject to a set-off provision pursuant to an agreement and plan of merger, which shall be reconciled and distributed in September 2006. Mr. Davino disclaims beneficial ownership with respect to distributions of that portion of 539,046 shares to other members of Rail Waste Holdings, LLC and third parties.
(4) Does not include any portion of 539,046 shares in the Company held by Rail Waste Holdings, LLC in which Mr. Richard Kessler is an officer. Mr. Kessler is also a member of Rail Waste Holdings, LLC. The shares held by Rail Waste Holdings, LLC include 300,000 shares which are subject to a set-off provision pursuant to an agreement and plan of merger, which shall be reconciled and distributed in September 2006. Mr. Kessler disclaims beneficial ownership with respect to distributions of that portion of 539,046 shares to other members of Rail Waste Holdings, LLC and third parties.
(5) Includes 100,000 shares owned by Mr. Srebnik's spouse, of which Mr. Srebnik disclaims beneficial ownership.
(6) Includes 500,000 shares held in the name of Fonditel Albatros, FI based on the Schedule 13G filed with the SEC as a group. Both entities are controlled or are under the common direction of the same principals.
(7) Includes 150,000 shares held in the name of Eurovalor Estados Unidos, FI, based on our knowledge that the two entities are controlled or are under the common direction of the same principals.
(8) PICIAS Limited is a British Virgin Islands company owned by a trust established for the benefit of Mr. Imre Eszenyi's children. The trust is irrevocable, has independent trustees and is administered from Switzerland. Mr. Eszenyi disclaims beneficial ownership and based on
          Section 16(a) filings the SEC and to our knowledge, has no direct or indirect control or direction over any of the shares.

Description of Securities

     We are authorized by our Amended and Restated Certificate of Incorporation to issue 100,000,000 shares of common stock, $0.001 par value, and 25,000,000 shares of Preferred Stock. As of October 31, 2005, there were 15,864,530 shares of common stock outstanding, and no shares of Preferred Stock outstanding. The Company has not issued any options and warrants to purchase shares of common stock.

     All issued and outstanding shares of common stock are fully paid and non-assessable. Each holder of record of shares of common stock is entitled to one vote for each share so held on all matters requiring a vote of shareholders, including the election of directors. In the event of the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to participate in the Company's assets available for distribution after satisfaction of and the claims of creditors.

     300,000 shares of the Company's common stock issued to Rail Waste Holdings, LLC pursuant to an Agreement and Plan of Merger dated September 8, 2005 is subject to a set-off for any claims that may arise for a period of six months. An additional 300,000 shares of the Company's common stock issued to Peter J. Pinto pursuant to a Note Purchase Agreement dated September 8, 2005 is being held in an escrow account subject to the Company's right to vote the shares and of redemption. The escrow term shall end on January 1, 2006. Except as set forth in this paragraph, there are no preferences, conversion rights, pre-emptive rights, subscription rights, or restrictions or transfers attached to the common stock.

 Interest of Named Experts and Counsel

     David Adams is a director and secretary of the Company and is a shareholder at the law firm of Bullivant Houser Bailey, P.C. and owns 178,750 shares of common stock of the Company. Bullivant Houser Bailey, P.C. is providing a consent and opinion in connection with the filing of this Prospectus.

Disclosure  of  Commission   Position  of  Indemnification  for  Securities  Act
Liabilities

     Nevada corporations may indemnify directors, officers and agents against liabilities and expenses incurred in the performance of their duties. The Company's Amended and Restated Bylaws obligate the Company to indemnify its directors, officers, employees and other agents against liabilities and expenses incurred in the performance of their duties to the maximum extent permitted by Nevada law.

Organization Within Last Five Years

     The Company was incorporated in 1984. See Item 19 - Certain Relationships and Related Transactions below.

                             Description of Business

Overview of Business

     Chartwell International, Inc. is a Nevada corporation formed in 1984 (the "Company"). Prior to the change in control on March 23, 2005, and the disposition of any remaining assets, liabilities and operations on March 3, 2005, the Company had limited operations and a significant amount of its assets had been written off. The Company currently pursues the waste disposal, transportation and logistics for solid waste disposal business, predominantly concentrating on solid waste from construction debris and general solid waste disposal in key sectors and regions of the United States. On September 8, 2005, the Company acquired E-Rail Logistics, Inc. ("E-Rail"), a New York corporation with certain assets, properties and contract rights directed towards operations in solid waste transportation and removal. With increasing gas prices, increased waste, and limited waste disposal sites, as well as regulatory limitations in key metropolitan areas, the Company believes that it can attract and retain an experienced management team to take advantage of what the Company sees as a shift in current industry practices and modes of transportation, as well as the logistics for solid waste transportation and disposal, including site management. Accordingly, the Company is seeking to integrate rail transportation, including construction and service maintenance of rail containers, waste disposal, disposal site management, and the logistics of vertically integrating each aspect of waste collection, transportation and disposal. See "Subsequent Event" below and Note 8 to Financial Statements.

Dividend and Change of Control

     On March 18, 2005, the Company issued all the shares of Kingsley Capital, a wholly-owned subsidiary of the Company to the Company's stockholders as a dividend, and transferred certain of its assets and liabilities to Kingsley Capital prior to the dividend, effecting a spin-off of Kingsley Capital as a private corporation (the "Spin-Off"). In consideration for assuming the liabilities of the Company, the Company issued a note payable for $200,000 to Kingsley Capital.

     On March 23, 2005, in two separate but concurrent transactions, Mr. Imre Eszenyi acquired 45,000,000 shares of the Company's common stock in the aggregate pursuant to a Share Purchase Agreement and Subscription Agreement. In the transaction pursuant to the Share Purchase Agreement, Mr. Eszenyi purchased from controlling affiliates of the Company 19,161,567 shares of the Company's common stock for $250,000. Pursuant to the Subscription Agreement, Mr. Eszenyi purchased from the Company 25,838,433 shares of the Company's common stock for $200,000. The $200,000 was used to payoff the note payable granted by the Company to Kingsley Capital, Inc. as a result of the Spin-Off. On June 27, 2005, the Company effected a 1 for 10 revenue stock split.

     Following the distribution and change in control, the Company filed a new Form 10-SB and began reporting with the Securities and Exchange Commission under a new SEC filer number.

Our Industry

     There persists an ongoing trend towards consolidation in the solid waste industry that began during the 1990's that appears to be more economically and geographically focused. One of the primary factors influencing consolidation is increased regulations which caused operating and capital costs to increase significantly. This has resulted in smaller operators being forced out of the industry either through shutting down operations or being acquired by larger, better capitalized companies. In addition, following the amendments to Subtitle D of the regulations of the Resource Conservation and Recovery Act of 1976, industry participants faced more stringent standards for engineering solid waste landfills, requirements for liner systems, leachate collection, treatment and monitoring systems, and gas collection.

     In certain markets, competitive pressures are also forcing operators to become more efficient by establishing an integrated network of solid waste collection operations and transfer stations, through which they can secure solid waste streams for disposal. Strategies include owning landfills, establishing strategic relationships to secure access to landfills, and negotiating lower fees by securing long-term contracts with higher volumes. In other markets, competitors control regions through franchises and municipal contracts that are often sole sourced.

     With increased regulatory scrutiny and associated costs, smaller landfill and collection operators in certain regional markets will continue to have little alternative but to consolidate or be acquired. These smaller operators lack the capital resources, management skills and technical expertise required to comply with the stringent regulations and to compete with larger, more efficient and better capitalized, integrated operators. In the Northeast, local disposal operators have been closed or are at capacity. These local disposal facilities have been replaced by large regional landfills in Western Pennsylvania, Ohio, Michigan and West Virginia. As a result, generators and disposers have to haul waste hundreds of miles at considerable costs given the high price of fuel, labor, insurance and shortage of equipment. These elevated costs for road-based hauling have made rail-based waste disposal more economical and efficient.

Our Strategy

     We are currently in the development stages with plans to become a leading vertically integrated provider of solid waste disposal services, through acquiring landfills, disposal sites, intermodal facilities for rail haul, loading and off loading facilities for waste, railcar maintenance companies, focusing on collection, transportation and disposal of solid waste. With our first acquisition of a company in this industry, E-Rail, our primary focus is on the Northeast market. We believe this initial focus on such a densely populated region which generates a large volume of solid waste will provide us a competitive advantage over our larger, more fragmented and less nimble competitors in that region. In acquiring additional companies and assets, we will target those necessary to enhance our ability to operate as an integrated provider and ensure compliance with existing environmental laws.

     We plan to target hundreds of haulers and generators who will benefit substantially from outsourcing some or all of their transportation, logistical and disposal needs, and municipalities, transfer stations, demolition companies, trucking companies and waste brokers. By offering integrated services, customers will have a full complement of services from which to choose. To assist in our bidding for municipal and other private and public contracts and in evaluating acquisition targets, we have begun to compile a management team with many years of experience in and knowledge of the solid waste and railcar transportation industries.

     Based on public reports, we believe that only 5% of the massive waste market is currently served by rail transportation. Part of the reason has been a shortage of railcars and related equipment necessary for use in the waste industry. We plan to service that need by providing railcars, containers, maintenance, loading and offloading facilities. In order to achieve that, our management team will design and procure the necessary equipment. On July 11, 2005, we contracted to purchase 95 retrofitted railcars for a purchase price of $4,085,000 in furtherance of our strategic plan and operations, and subsequent to our fiscal year end we acquired 52 intermodal containers suitable for solid waste bringing our total number of containers owned to 272.

     Several of the main factors we plan to compete on are price, capacity, geography, collection, transfer and disposal volume. Our success in executing on our business plan will depend on our ability to maximize utilization of our containers and rail access rights. We believe we can achieve competitive pricing by consolidating collections over a vast region because of our focus on utilizing rail transport. By collecting, transporting and disposing of large volumes of solid waste, we believe we can create economies of scale and thus cost-savings that we can pass through to our customers. At the current time, there is a shortage of waste disposal sites in the Northeast resulting in haulers and generators having to transport their waste to other states and other nearby accessible regions. With the increasing costs of fuel and the distance needed to travel, companies able to most efficiently and cost effectively collect and transport the waste have a competitive advantage.

Services

     With our initial acquisition of E-Rail, we plan to serve the Northeast market by targeting generators and haulers of solid waste for residential, commercial, industrial and municipal entities. Our services will include landfill disposal, transfer station, intermodal, railcar transportation and equipment maintenance.

     We plan to own or lease permitted landfill disposal facilities in the Northeast and Mid-West to process solid waste transported via rail from the Northeast. Our fees will be based on the volume and type of waste that is processed. While we will work diligently to obtain all necessary permits to operate a waste disposal landfill, there are no assurances that we will be successful and any such shortcoming could have a material adverse effect on our operations and the value of assets acquired.

     We plan to enter into contracts and/or acquire, develop, own and operate transfer stations in markets close to our collection operations. Transfer stations enable us to extend our direct-haul reach and link collection operations with disposal facilities that we own, operate or lease. As a result, we would be able to increase the volume of waste transported to any given facility, leading to greater efficiencies, economies of scale and competitive pricing.

Competition

     The solid waste services industry is highly competitive and with recent consolidation in the industry, several large companies have emerged as the leaders, including Allied Waste Industries, Inc., Republic Services, Inc., Waste Connections, Inc. and Waste Management, Inc. On a regional basis, there are several publicly-held and privately-owned companies and thousands of small operators. In addition, we compete directly with companies that transport waste via truck, barge, water, roads, and any other method of transportation outside of rail, alternative disposal facilities like incinerators, and municipalities, districts and counties that have their own waste disposal sites and transportation network.

     The solid waste industry has and continues to experience consolidation. We will have to compete with both small and large companies when seeking to vertically integrate and acquire quality companies in the industry. Our competitors have to be aggressive in cost reduction and therefore vertical acquisitions and attaining more capacity remains a high priority, and in most instances, greater access to financing and capital is a significant advantage. Many of our established competitors will be better financed, and as such it may become uneconomical for us to make further acquisitions or to locate suitable and valued acquisition targets.

Regulatory Issues

     The solid waste industry, including landfills, waste transportation, transfer stations, vehicle maintenance facilities, loading and unloading facilities and fueling facilities are subject to extensive regulatory control at the federal, state and county levels.

     The Clean Air Act, generally through state implementation of federal requirements, regulates emissions of air pollutants from landfills and disposal sites based on factors such as the date of the landfill construction and tons per year of emissions of regulated pollutants. State regulators may impose more stringent requirements than those provided by federal regulations. Air permits and operating permits may be required, depending on potential air emissions.

     The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA established a regulatory program to investigate and clean up facilities where or from which a release of any hazardous substance into the environment has occurred or is threatened. CERCLA may enforce its regulatory and remedial program by imposing strict joint and several liability on any entity held responsible for violations. Various states also impose strict joint and several liability for investigation, cleanup and other damages associated with hazardous substance releases.

     The Federal Water Pollution Control Act of 1972, or the Clean Water Act regulates the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into the waters of the United States. Any violations of the Clean Water Act would require applying for and obtaining a discharge permit, conducting sampling and monitoring, and under certain circumstances, to reduce the level of pollutants.

     The Resource Conservation and Recovery Act of 1976, or the RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to enact programs to ensure the safe handling and disposal of solid waste. Waste classified as hazardous are subject to much more stringent regulations than waste classified as non-hazardous. RCRA requires registration, compliance, reporting and corrective action, amongst others. In 1991, the Environmental Protection Agency adopted the Subtitle D Regulations governing solid waste landfills. These include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. Each state is responsible for enacting regulations and standards promulgated by the EPA , which may be more stringent than that required under the Subtitle D Regulations.

Subsequent Event

     On September 8, 2005, the Company completed an acquisition of E-Rail Logistics, Inc., a New York corporation ("E-Rail"), a development stage company focusing on operations in the solid waste disposal industry, and E-Rail's wholly-owned subsidiary, Belville Mining Company, Inc., a Ohio corporation, that owns certain land and mineral rights in Southern Ohio. Through this initial acquisition, the Company plans to transport solid waste, initially from the Northeast region of the United States and process and dispose of it in Company owned or leased permitted landfills. While the Company views the acquisition of E-Rail as key in the execution of its business plan, there are inherent risks in any acquisition, especially since E-Rail is a development stage company with limited operations and revenues at this present time. The Company determined that it did not acquire productive assets or a business and the acquisition was treated as an asset acquisition.

Customers

     As of July 31, 2005, the Company had no customers but with the recent acquisition of E-Rail, and certain properties, equipment, and rail access rights we anticipate generating customers in the near future.

Employees

     The Company currently has five full time employees. The Company also utilizes temporary employees throughout the year to address business needs and significant fluctuations in administrative needs for accounting, reports and disclosure. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. Following our year end, with the acquisition of E-Rail, the Company entered into employment agreements with 3 key executives of E-Rail. We do not expect any significant disruption in our business in 2005-06 as a result of labor negotiations, employee strikes or organizational efforts. We are actively seeking a Chief Financial Officer with industry and public company reporting experience, and we hope to fill that position in the next few months.

            Management's Discussion and Analysis or Plan of Operation

     The following discussion should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Report. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf. We disclaim any obligation to update forward-looking statements.

     The discussion and financial statements contained herein are for the fiscal years ended July 31, 2005 and 2004. The following discussion regarding the financial statements of the Company should be read in conjunction with the financial statements of the Company included herewith.

Financial Condition as of July 31, 2005.

     Effective January 31, 2005, the Company transferred all of its assets, liabilities and operations to Kingsley, its wholly owned subsidiary at that time, and issued a promissory note to Kingsley for $200,000. On March 3, 2005, the Company completed a spin-off of Kingsley by distribution of Kingsley common stock as a dividend to Chartwell shareholders on a pro-rata basis.

     The Company reported total assets of $9,120,029 at July 31, 2005 consisting of cash of $7,685,962, a deposit for the purchase of retrofitted railcars totaling $1,425,000 and other assets totaling $9,067. Total liabilities reported of $61,002 consisted of trade payables and amounts due to related parties for legal services and general administrative expenses paid by them. The Company had working capital of $9,059,027 at July 31, 2005.

     Stockholders' Equity increased from $917,356 at July 31, 2004 to $9,059,027 at July 31, 2005. This increase is primarily due to: 1) Common Stock issued for services and compensation totaling approximately $442,000, 2) 8,978,110 shares of Common Stock issued for cash totaling approximately $9,791,000, and 3) an increase of approximately $37,000 in connection with the acquisition and retirement of most of the Series B Preferred shares. These increases were partially off-set by: 1) net losses of approximately $1,178,000, and 2) a charge to accumulated deficit in connection with the discontinuation of operations and transfer of remaining assets and liabilities to Kingsley of approximately $950,000.

     The Company is currently a development stage company seeking to initiate operations in the solid waste transportation and disposal industry, principally through acquisitions. With increasing gas prices, increased waste, and limited waste disposal sites, as well as regulatory limitations in key metropolitan areas, the Company believes that it can attract and retain an experienced management team to take advantage of what the Company sees as a shift in current industry practices and modes of transportation, as well as the logistics for solid waste transportation and disposal, including site management. Accordingly, the Company is seeking to integrate rail transportation, including construction and service maintenance of rail containers, waste disposal, disposal site management, and the logistics of vertically integrating each aspect of waste disposal. Currently, the Company is in discussions with other companies in this industry, but has no existing business in the waste industry to date.

Plan of Operation

Background

     The Company was formed in 1984 and since its inception until early 2005, its principal activity consisted of the oversight of its investments, principally in College Partnerships, Inc. On January 31, 2005, the Company transferred all of its assets and liabilities to its then wholly owned subsidiary, Kingsley Capital, Inc. and issued a promissory note to Kingsley Capital for $200,000. The Company subsequently transferred all of its Kingsley stock to the Company's then existing shareholders as a dividend effective March 3, 2005 effecting a spin-off of Kingsley Capital. On March 23, 2005, the Company issued 25,838,433 pre-split shares of its common stock to Imre Eszenyi in a private transaction for $200,000, which proceeds were used to pay off the promissory note issued previously to Kingsley Capital. The Company then ceased all of its former operations with the intent that Kingsley Capital remain private.

     Since March 2005 and following the discontinuation of its former operations and business, the Company changed its focus and strategic direction and pursued operations as a development stage company in the solid waste transportation, logistics, management and disposal industry. Most of the Company's activities during the remainder of the fiscal year were dedicated to seeking acquisition targets with viable on-going operations, or acquisition of assets, properties and access rights that would allow the Company to begin operations.

     Subsequent to its fiscal year end, on September 8, 2005, the Company acquired E-Rail Logistics, Inc., a development stage company with assets and minimal operations in the solid waste disposal industry. The acquisition included E-Rail Logistics' wholly-owned subsidiary, Belville Mining Company, Inc. based in Ohio which has significant interests and rights to over 8,000 acres of land in Ohio, a portion of which we intend to permit for the Company's landfill operations. The property contains clay and other minerals that are also required for the operation of landfills. The Company is only beginning the permitting process, and cannot estimate when operational use of the property will begin at this time. In addition to permits, the site will require some infrastructure improvements, which the Company is evaluating.

Cash and Cash Equivalents

     As of July 31, 2005, the Company has cash and cash equivalents of $7,685,962 and cash deposits of $1,425,000 to secure the purchase of rail cars. The Company anticipates a substantial portion shall be used as working capital and to execute the Company's acquisition strategy and business plan. As such, the Company further anticipates it will have to raise additional capital through asset based lines of credit or additional debt or equity financings to fund operations and acquisitions during the next 12 months.

     Even though the Company intends to obtain all the necessary permits to operate a landfill on its recently acquired Ohio properties, there are no guarantees that it will be successful. If the Company is not successful, that may have a material adverse effect on how soon the Company will be able to generate revenue and cash flow from on-going operations. Any such shortfall in projected revenues may cause the Company to seek additional financing at an earlier date. There are no assurances that such financing will be available, or be available on terms acceptable to the Company.

Development

     The Company plans to apply for all necessary permits to operate a landfill on certain of its Ohio properties. This application process could take up to six months or one year for approval. While the Company intends to aggressively pursue its application, there are no guarantees it will be successful.

     Our wholly owned subsidiary, E-Rail Logistics, entered into several agreements with established landfills in order to process and dispose of waste we intend to transport, and we will pursue additional access for disposal pending final permits to operate our own landfill. The Company also intends to build further relationships with other landfill operators, and potentially acquire additional existing landfill operations in order to serve its future customers.

     In addition to its disposal operations, the Company has purchased rail cars and containers, and through our wholly owned subsidiary, E-Rail Logistics, we have agreements with intermodal and maintenance facilities to support our operations. The Company anticipates it will continue to enter into similar arrangements to increase the volume of waste it can transport and process in order to maximize volume in an effort to achieve economies of scale.

     The Company's ability to generate revenue from on-going operations depend significantly on being able to develop properties it owns, and properties it may lease. Development of the property and infrastructure for disposal operations will require significant capital expenditures, and effective execution on these developments, and corresponding development of customers with volume, will be essential to our success. Delays in permitting owned or lease properties, delays in infrastructure development, or delays in our ability to create a customer base with volumes needed will significantly impact our working capital.

Results of Operations

     Net losses for fiscal years end July 31, 2005 and 2004 were $1,178,277 and $2,303,194, respectively. Losses for the fiscal year ended July 31, 2005 consisted of: 1) four months of general and administrative expenses totaling approximately $159,000 for minimal operations following the spin-out of Kingsley, 2) finance placement fees of approximately $836,000 for assistance in the sale of the Company's common stock to raise capital, partially off-set by interest income of approximately $22,000 from the proceeds of the stock sales, and 3) losses from discontinued operations of approximately $205,000. All of the losses from 2004 were from discontinued operations. As of July 31, 2005, the Company had no capital commitments, and has no off balance sheet items.

Liquidity and Capital Resources

     As a development stage company, there are currently limited operations, principally directed at structuring an acquisition and initiating operations in the solid waste transportation and disposal industry. At fiscal year end, we had no contractual commitments, and other than nominal business expenses associated with postage, phones, transfer agent and accounting, our operating expenses consists principally of legal and accounting expenses associated with our reporting obligations, and associated with our efforts to acquire an operating entity. Our Chairman and controlling stockholder, Mr. Imre Eszenyi, has paid certain required bills personally, and planed to seek reimbursement through our policies in the future, subject to approval by the Board of Directors. These expenses include transfer agent fees, business license fees and audit fees, all of which in the aggregate are significantly less than $60,000. Subsequent to fiscal year end 2005, the Company reimbursed Mr. Eszenyi for all such expenses.

     With respect to liquidity and capital resources, management believes that it will be able to generate sufficient revenue or raise sufficient amounts of working capital through debt or equity offerings, as may be required to meet the Company's short-term and long-term obligations. In order to execute on our business strategy, we will require additional working capital, commensurate with the operational needs of the target companies we may pursue. Such working capital will most likely be obtained through equity financings until such time as acquired operations are integrated and producing revenue in excess of operating expenses. There are no assurances that we will be able to raise the required working capital on terms favorable, or that such working capital will be available on any terms when needed.

     As of July 31, 2005, we had no obligations with related parties, other than reimbursement of expenses to our Chairman and controlling officer as described above, and we are current on all of our operating expenses.

Off-Balance Sheet Transactions

     There are no off balance sheet items, and all transactions are in U.S. dollars, and we are not subject to currency fluctuations or similar market risks.

Description of Property

     The Company currently uses office space of a business located at 1124 Smith Street, Suite 304, Charleston, W.V. 25301. The office building is owned by a relative of our Chairman and Vice President, Mr. Imre Eszenyi, and the Company does not currently pay rent for the use of the space or administrative personnel located there. We anticipate acquiring office leases for general operations and administrative functions in the future, as we execute on our business plan.

     Through our wholly-owned subsidiaries, E-Rail Logistics, Inc. and Belville Mining Company, Inc., we own certain undeveloped properties in Ohio comprising several parcels of land in Jackson County, Scioto County and Laurence County for a total of approximately 1,612 acres. 1500 acres of those properties are encumbered by mortgage liens held by certain creditors of E-Rail Logistics associated with promissory notes issued by E-Rail Logistics to such creditors in the aggregate principal amount of $1,823,000.

Certain Relationships and Related Transactions

     We currently use administrative personnel and have office space at 1124 Smith Street, Suite 304, in Charleston, West Virginia, which is the business address of the Company's Chairman and Vice President, Mr. Imre Eszenyi's father-in-law. We do not pay rent or other expenses associated with our use of the space at this time, and we do not contemplate entering into any long-term arrangement for the use of such space.

     During the fiscal year ended July 31, 2005, and until the date of this Prospectus, Mr. Eszenyi, our Chairman, paid certain operating expenses such as audit fees, business license fees, and transfer agent fees from his personal funds. These expenses were reimbursed by the Company pursuant to the Company's policies on business expenses. Although the amounts paid in the aggregate are significantly less than $60,000, the Board of Directors reviewed and evaluated the personal undertakings and approved of the payments on the Company's behalf.

     On July 30, 2005, the Company paid $418,245 in cash and issued 278,830 shares of common stock valued at $418,245 to Orchestra Finance, LLP ("Orchestra") for financing placement fees. On September 14, 2005, the Company issued 155,000 shares of common stock valued at $232,500 to Orchestra for mergers and acquisition advice and assistance in regards to the E-Rail acquisition. Mr. Imre Eszenyi is the Managing Partner of Orchestra.

     On September 8, 2005, the Company acquired E-Rail Logistics, Inc., a wholly owned subsidiary of Rail Waste Holdings, LLC, a New York limited liability company. At the time of the acquisition, Mr. Andrew Kaufman was the Chief Executive Officer and President of E-Rail Logistics, Inc. and Chief Executive Officer of Rail Waste Holdings, LLC, and served on the Board of Directors of E-Rail Logistics, Inc. Mr. Kaufman has an indirect ownership interest of 24.375% in Rail Waste Holdings, LLC through his partnership interest in Greenway Properties, L.P. Simultaneous with the acquisition, the Company entered into a two year employment agreement with Mr. Kaufman.

         As of September 30, 2005, the Company paid $179,711 in cash and issued 15,000 shares of common stock valued at $22,500 for legal services to Bartel, Eng & Schroder ("BES"), a law firm. Mr. David Adams is a former shareholder of BES which recently merged with the law firm of Bullivant, Houser & Bailey, P.C., in which Mr. Adams is a current shareholder.

            Market for Common Equity and Related Stockholder Matters

Market Information

     Our common stock is traded on the Over the Counter Bulletin Board under the symbol CHWN.

     The following is the range of high and low bid prices for our common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.


Fiscal 2004                               High    Low        Fiscal 2005                            High     Low
----------------------------------------- ------- -------    -------------------------------------- -------- --------

First Quarter (October 31, 2003)          $.08    $.04       First Quarter (October 31, 2004)       $.05     $.03
Second Quarter (January 31, 2004)         $.09    $.03       Second Quarter (January 31)            $.05     $.03
Third Quarter (April 30, 2004)            $.09    $.04       Third Quarter (April 30)               $.38     $.03
Fourth Quarter (July 31, 2004)            $.11    $.05       Fourth Quarter (July 31)*              $4.50    $1.90

         *Reflects 10 for 1 reverse stock split effective June 27, 2005. The closing price for our common stock on October 31, 2005 was $4.25.

Stockholders

     As of October 31, there were 15,864,530 shares of common stock issued and outstanding held by 546 stockholders of record (not including street name holders).

Dividends

     On March 18, 2005, the Company issued all the shares of Kingsley Capital, a wholly-owned subsidiary of the Company to the Company's stockholders as a dividend, and transferred all its assets and liabilities to Kingsley Capital, effecting a spin-off of Kingsley Capital as a private corporation.

     We do not anticipate paying any dividends in the foreseeable future. Our Board of Directors intends to follow a policy of retaining earnings, if any, to finance the growth of the company. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including the Company's earnings, financial condition, capital requirements and other factors.

Securities Authorized for Issuance under Equity Compensation Plans

     We do not currently have any equity plans for employees.

                             Executive Compensation

Summary Compensation

     The following table summarizes all compensation earned by or paid to our Chief Executive Officer for the last three completed fiscal years. No officer received compensation in excess of $100,000 for the fiscal years ended July 31, 2005, 2004 or 2003:


                                                                                          Long-Term Compensation
                                                                             --------------------------------------------------
                                     Annual Compensation                              Awards             Payouts
                         ---------------------------------------------       -------------------------- ----------
                                                             Other                         Securities
                                                            Annual            Restricted   Underlying               All Other
                                                            Compen-             Stock       Options/      LTIP       Compen-
Name and Principal                   Salary      Bonus      sation              Awards        Sars       Payouts     sation
Position                   Year        ($)        ($)         ($)                ($)           (#)         ($)       ($)(1)
                           ----        ---        ---         ---                ---           ---         ---       ------
--------------
Dr. Janice A. Jones (5)    2005         -          -          35,000        (2)   -             -           -        15,100
Chief Executive            2004         -          -          -             (3)   -             -           -        25,300
  Officer                  2003         -          -          60,000        (4)   -             -           -        32,800

(1) Consists of personal use of trade credits from barter exchanges and auto allowance totaling approximately $4,900, $4,900 and $12,400 in 2005, 2004 and 2003, respectively and payments of $10,200, $20,400 and $20,400 on a life insurance policy for the benefit of a family trust in the same periods, respectively.

(2) Includes compensation for seven months and $13,000 in deferred compensation.

(3) Dr. Jones agreed to forego salary and auto allowance payments under her compensation agreement effective August 1, 2003 through July 31, 2004 in exchange for modifications to her option agreements.

(4) Includes $17,302 in deferred compensation.

(5) Dr. Jones was appointed Chief Executive Officer in August 1990. All of the amounts presented relate to the discontinued operations. Subsequent to the spin-out of Kingsley, she is neither paid for her services, nor presently reimbursed for expenses she incurs in the course of performing her duties for the company.

Option Grants

     We do not currently have a stock option plan.

Aggregated Option Exercises in Last Fiscal Year and FY-End Options/SAR Values

     We do not currently have a stock option plan and we have not granted options during the past fiscal year. There are no options outstanding.


Long-Term Incentive Plans-Awards in Last Fiscal Year

     We do not currently have any long-term incentive plans.

Compensation of Directors

     Our directors do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings. As the Company seeks to identify and retain additional independent directors, compensation in the form of stock or cash, or a combination of both, will be established. On September 14, 2005, the Company awarded 75,000 shares of restricted common stock to all 4 of its directors for services rendered during the prior fiscal year. The shares are subject to 2 year vesting with respect to all the directors except for Ms. Janice Jones, whose shares vested immediately. We are actively seeking at least three independent board members who have relevant industry experience and financial expertise. We anticipate having a majority of outside independent directors.

Employment Agreements

     We did not have any employment agreements during the fiscal year ending July 31, 2005.

     Subsequent to fiscal year end, and pursuant to our acquisition of E-Rail, our wholly-owned subsidiary, E-Rail, entered into employment agreements with Andrew Kaufman, Richard Kessler and Christopher Davino (collectively the

"Executives"). The Executives are each paid an annual salary of $180,000 subject to an increase to $240,000 based on achieving certain revenue milestones. The Executives are entitled to participate in the Company's cash management incentive bonus and equity incentive plans upon formation and approval by the Board of Directors of the Company, provided, however, cash bonuses shall not exceed 100% of each Executive's base salary then in effect. The employment agreement may be terminated prior to the expiration of the agreement upon the mutual agreement of the Company and each Executive, respectively. In the event an Executive is terminated without cause, such Executive will be paid an amount equal to his base salary then in effect for the remaining term of the agreement. In the event of the death or disability of an Executive, such Executive and/or his estate will be paid an amount equal to 6 months salary.

Financial Statements

     The Financial Statements that constitute Item 22 are included at the end of this Prospectus beginning on Page F-1.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

     There are none.

Legal Matters

     The validity of the shares of common stock offered by the Selling Stockholders will be passed on by the law firm of Bullivant Houser & Bailey, Sacramento, California.

Experts

     Ronald R. Chadwick, P.C., served as our independent accountants and audited our consolidated financial statements as of and for the years ended July 31, 2005 and 2004. We have included our financial statements in the Prospectus and elsewhere in this Prospectus in reliance on Ronald R. Chadwick, P.C. reports given on their authority as experts in accounting and auditing.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is OTR Transfer, Inc., located at 1000 SW Broadway Street, Suite 920, Portland, OR 97205, with the same mailing address and telephone number (503) 225-0375.

Where You Can Find More Information

     We have filed a registration statement on Form SB-2, together with all amendments and exhibits, with the Securities and Exchange Commission. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-202-551-8090 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

                          Chartwell International, Inc.
                          (A Development Stage Company)

                              Financial Statements
                             July 31, 2005 and 2004

                          CHARTWELL INTERNATIONAL, INC.
                                   FORM 10-KSB
                                  July 31, 2005

                                      INDEX
                                                                                                               Page



Report of Independent Registered Accounting Firm................................................................F-1

Consolidated Balance Sheets at July 31, 2005 and 2004...........................................................F-2

Consolidated Statements of Operations for the Fiscal Years Ended July 31, 2005
      and 2004, and from March 3, 2005, inception, to July 31, 2005.............................................F-3

Consolidated Statements of Stockholders' Equity for the
      Fiscal Years Ended July 31, 2004 and 2003.................................................................F-4

Consolidated Statements of Cash Flows for the Fiscal Years Ended July 31, 2005
       and 2004, and from March 3, 2005, inception, to July 31, 2005............................................F-6

Notes to Consolidated Financial Statements......................................................................F-8





                            RONALD R. CHADWICK, P.C.
                           Certified Public Accountant
                        2851 South Parker Road, Suite 720
                             Aurora, Colorado 80014
                             Telephone (303)306-1967
                                Fax (303)306-1944


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
Chartwell International, Inc.
Lakewood, Colorado

I have audited the accompanying consolidated balance sheet of Chartwell International, Inc. (a development stage company), as of July 31, 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended July 31, 2005 and 2004, and for the period from the inception of the development stage (March 3, 2005) through July 31, 2005. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chartwell International, Inc. as of July 31, 2005 and the consolidated results of its operations and its cash flows for the years ended July 31, 2005 and 2004, and for the period from the inception of the development stage (March 3, 2005) through July 31, 2005 in conformity with accounting principles generally accepted in the United States of America.


Aurora, Colorado                   /s/Ronald R. Chadwick, P.C.
September 12, 2005                 ----------------------------
                                   RONALD R. CHADWICK, P.C.



                          CHARTWELL INTERNATIONAL, INC.
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEET



ASSETS:                                                                              July 31, 2005
                                                                                     -------------
Current Assets:
      Cash                                                                           $7,685,962
      Deposit                                                                         1,425,000
      Other                                                                               9,067
TOTAL ASSETS                                                                         $9,120,029
                                                                                     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
      Accounts payable and accrued expenses                                              18,862
      Due to related parties                                                             42,140
                  Total liabilities                                                      61,002

Stockholders' Equity:
      Preferred stock; $.001 par value, 25,000,000 authorized                                 -
      Common stock; $.001 par value; 100,000,000 shares
        authorized; 11,688,141 shares issued and outstanding                             11,688
      Additional paid-in capital                                                     23,336,326
      Accumulated deficit                                                           (14,288,987)
                  Total stockholders' equity                                         $9,059,027
                                                                                    =============
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $9,120,029



               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                        CONSOLIDATED FINANCIAL STATEMENTS




                          CHARTWELL INTERNATIONAL, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                  Cumulative from
                                                                                                   March 3, 2005,
                                                           July 31,           July 31,         Inception, to July 31,
                                                         -------------- -- ----------------    -----------------------
                                                             2005               2004                    2005
                                                         --------------    ----------------    -----------------------

OPERATING EXPENSES:
      General and administrative                           $ 158,598       $         -         $   158,598
                                                         --------------    -----------------   -----------------------
                  Total operating expenses                   158,598                 -             158,598

Other income (expense)
      Interest, net                                           21,969                 -              21,969
      Finance placement fee                                 (836,490)                -            (836,490)
                                                         --------------    -----------------   -----------------------
                  Total other income (expense)              (814,521)                -            (814,521)
                                                         --------------    -----------------   -----------------------
Net (loss) before discontinued operations                   (973,119)                -            (973,119)
Discontinued operations                                     (205,158)       (2,303,194)                  -

Net (loss)                                               $(1,178,277)      $(2,303,194)        $  (973,119)
                                                         ===========-      =================   =======================

(Loss) per common share before discontinued
  operations (basic and diluted)                         $     (0.26)      $         -         $     (0.16)
                                                         ============      =================   =======================

(Loss) per common share on discontinued
  operations (basic and diluted)                         $     (0.05)      $     (1.07)        $         -
                                                         ============      =================   =======================

(Loss) per common share (basic and diluted)              $     (0.31)      $     (1.07)        $     (0.16)
                                                         ============      =================   =======================
Average common shares outstanding                          3,776,389         2,148,672           5,975,163
                                                         ============      =================   =======================



               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                        CONSOLIDATED FINANCIAL STATEMENTS





                                                                         CHARTWELL INTERNATIONAL, INC.
                                                                         (A Development Stage Company)
                                                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                             JULY 31, 2005 and 2004

                                     Series A    Series B   Series C               Additional                             Total
                                    Preferred   Preferred   Preferred   Common       Paid-in     Treasury  Accumulated Stockholders'
                                      Stock       Stock      Stock      Stock       Capital      Stock     Deficit       Equity
                                      -----       -----      -----      -----       -------      -----     -------       ------
Balances, July 31, 2003
     Shares                            600,000    30,000     50,612    2,148,672             -      (689)           -    2,828,596
     Amount                          $     600  $300,000   $506,120  $     2,149  $ 12,256,973  $ (6,885) $(9,857,433)  $3,201,524
                                     ========== ========== ========= ============ ============= ========= ============= ============
Modification of stock options
     Shares                                  -         -          -            -             -         -            -            -
     Amount                          $       -  $      -   $      -  $         -  $     19,026  $      -  $         -   $   19,026
Net (loss), fiscal 2004
     Shares                                  -         -          -            -             -         -            -            -
     Amount                          $       -  $      -   $      -  $         -  $          -  $      -  $(2,303,194)  $(2,303,194)
                                     ---------- ---------- --------- ------------ ------------- --------- ------------- ------------
Balances, July 31, 2004
     Shares                            600,000    30,000     50,612    2,148,672             -      (689)           -    2,828,596
     Amount                          $     600  $300,000   $506,120  $     2,149  $ 12,275,999  $ (6,885) $(12,160,627) $   917,356
                                     ========== ========== ========= ============ ============= ========= ============= ============
Issued common stock for services
     Shares                                  -         -          -      295,830             -         -             -      295,830
     Amount                          $       -  $      -   $      -  $       296  $    441,049  $      -  $          -  $   441,345
Converted Preferred Series A Stock
  to common stock
     Shares                           (600,000)        -          -      240,000             -         -             -     (360,000)
     Amount                          $     600  $      -   $      -          240  $        360  $      -  $          -  $         -
Re-acquired and retired Preferred
Series B Stock
     Shares                                  -   (25,000)         -            -             -         -             -      (25,000)
     Amount                          $       -  (250,000)  $      -   $        -  $    286,935  $      -                $    36,935
Converted Preferred Series B Stock
  to common stock
     Shares                                  -    (5,000)         -        2,000             -         -             -       (3,000)
     Amount                          $       -   (50,000)  $      -   $        2  $     49,998  $      -  $          -  $         -
Converted Preferred Series C Stock
to common stock
     Shares                                  -         -    (50,612)      23,485             -         -             -      (27,127)
     Amount                          $       -  $      -  $(506,120)  $       23  $    506,096  $      -  $          -  $         -


               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                        CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)



                                                                         CHARTWELL INTERNATIONAL, INC.
                                                                         (A Development Stage Company)
                                                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                             JULY 31, 2005 and 2004
                                                                                  (Continued)

                                     Series A    Series B   Series C               Additional                             Total
                                    Preferred   Preferred   Preferred   Common       Paid-in     Treasury  Accumulated Stockholders'
                                      Stock       Stock      Stock      Stock       Capital      Stock     Deficit       Equity
                                      -----       -----      -----      -----       -------      -----     -------       ------
Stock option compensation expense
     Shares                            -            -          -                 -           -       -               -            -
     Amount                         $  -          $ -        $ -        $        -  $      350   $   -     $         -  $      350
Retired treasury stock
     Shares                            -            -          -                 -           -      689              -         689
     Amount                         $  -          $ -        $ -        $        -  $   (6,885)  $6,885    $         -  $        -
Spin-out of subsidiary
     Shares                            -            -          -                 -           -        -              -           -
     Amount                         $  -          $ -        $ -        $        -  $        -   $    -    $  (950,083) $ (950,083)
Issued common stock for cash
     Shares                            -            -          -         2,583,843           -        -              -   2,583,843
     Amount                         $  -          $ -        $ -        $    2,584  $  197,417   $    -    $         -  $  200,000
10 for 1 reverse stock split
     Shares                            -            -          -                44           -        -              -          44
     Amount                         $  -          $ -        $ -        $        -  $        -   $    -    $         -  $        -
Issued stock in private placement
     Shares                            -            -          -         6,394,267           -        -              -   6,394,267
     Amount                         $  -          $ -        $ -        $    6,394  $9,585,007   $    -    $         -  $9,591,401
Net (loss), fiscal 2005
     Shares                            -            -          -                 -           -        -              -            -
     Amount                         $  -          $ -        $ -        $        -  $        -   $    -    $(1,178,277) $(1,178,277)
                                  -----------    ----------  ---------- ----------  ----------  ---------- ------------ ------------
Balances, July 31, 2005
     Shares                            -            -          -        11,688,141           -        -              -   11,688,141
     Amount                         $  -          $ -        $ -        $   11,688 $23,336,326   $    -    $(14,288,987)$9,059,027
                                  ===========    ==========  ========== ========== ===========  ========== ============ ============



               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                        CONSOLIDATED FINANCIAL STATEMENTS





                          CHARTWELL INTERNATIONAL, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                         Cumulative from
                                                                                                          March 3, 2005,
                                                                 July 31,             July 31,         Inception, to July 31,
                                                              ---------------- -- -----------------    ---------------------
                                                                   2005                 2004                   2005
                                                              ----------------    -----------------    ---------------------

Cash Flows from Operating Activities
      Net income (loss)                                       $(1,178,277)        $(2,303,194)         $(973,119)
      Adjustments:
          Discontinued operations                                 227,375           2,299,907                  -
          Cash transferred in spin-out                             (1,395)                  -                  -
          Common stock issued for services                        440,745                   -            440,745
      Changes in operating assets and liabilities
          Deposits                                             (1,425,000)                  -         (1,425,000)
          Other assets                                             (9,067)                  -             (9,067)
          Accounts payable and accrued expenses                    18,862                   -             18,862
          Due to related parties                                   42,140                   -             42,140
                                                              ---------------    -----------------     --------------------
             Net cash used in operating activities              (1,884,617)            (3,287)        (1,905,439)

Cash Flows from Investing Activities
      Purchased Series B Preferred Shares                          (25,000)                 -                  -
                                                              --------------     -----------------    ---------------------
            Net cash used in investing activities                  (25,000)                 -                  -

Cash Flows from Financing Activities
      Proceeds from issuance of common stock                     9,791,401                  -          9,791,401
      Payment on promissory note                                  (200,000)                 -           (200,000)
                                                              -------------      -----------------    ---------------------
             Net cash provided by financing activities           9,591,401                  -          9,591,401

Net increase (decrease) in cash                                  7,681,784             (3,287)         7,685,962
Cash at beginning of period                                          4,178              7,465                  -
                                                              ------------       ----------------     ---------------------
Cash at end of period                                         $  7,685,962              4,178         $7,685,962
                                                              ============       ================     =====================
Supplemental Cash Flow information
      Cash paid for interest                                  $    418,245        $    54,717         $  418,245
                                                              =============       ===============     =====================
      Cash paid for income taxes                              $          -        $         -         $        -
                                                              ================    ===============     =====================


During the fiscal year ended July 31, 2005, the Company reported the following non-cash investing and financing activities:
The Company transferred all its assets, liabilities and operations to its then wholly-owned subsidiary, Kingsley Capital, Inc. and effected a spin-off of the subsidiary March 3, 2005.
The Company retired 68,850 shares of treasury stock.
600,000 shares of Preferred Series A Stock were converted to 2,400,000 shares of Common Stock.
5,000 shares of Preferred Series B Stock were converted to 20,000 shares of Common Stock.
50,612 shares of Preferred Series C Stock were converted to 234,848 shares of Common Stock.
The Company received 1,940,718 shares of CPI stock for royalty fees of $11,000, prepayment of royalty fees totaling $100,000 and net receivables of $83,042.

               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                        CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

                          CHARTWELL INTERNATIONAL, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)


During the fiscal year ended July 31, 2004, the Company reported the following non-cash investing and financing activities:

The Company received 480,357 shares of CPI common stock in payment of certain liabilities totaling $100,875. The stock was written down to $0 under the equity method.

The Company received 298,751 shares of CPI common stock in payment of certain trade credits totaling $62,738. The stock was written down to $0 under the equity method.

The Mineral Properties were determined to be impaired and were written down to $0.


               THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE
                        CONSOLIDATED FINANCIAL STATEMENTS

NOTE  1.  ORGANIZATION,   OPERATIONS,  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING
POLICIES:

     Chartwell International, Inc. ("Chartwell" or the "Company") is a Nevada corporation formed in 1984. The Company's principal activity had consisted of oversight of its investments, principally in College Partnership, Inc. Effective January 31, 2005, the Company transferred all of its assets and liabilities to its then wholly owned subsidiary, Kingsley Capital, Inc. ("Kingsley") and subsequently transferred all of its Kingsley stock to Chartwell shareholders on a pro-rata basis as a dividend effective March 3, 2005. Chartwell then ceased all of its former operations. See Note 7, below.

     The Company now seeks to pursue the waste disposal, transportation and logistics for solid waste disposal business, predominantly concentrating on solid waste from construction debris and general solid waste disposal in key sectors and regions of the United States, initially in the northeast. With increasing gas prices, increased waste, and limited waste disposal sites, as well as regulatory limitations in key metropolitan areas, the Company believes that it can attract and retain an experienced management team to take advantage of what the Company sees as a shift in current industry practices and modes of transportation, as well as the logistics for solid waste transportation and disposal, including site management. Accordingly, the Company is seeking to integrate rail transportation, including construction and service maintenance of rail containers, waste disposal, disposal site management, and the logistics of vertically integrating each aspect of waste disposal. After its year end, the Company acquired E-Rail Logistics, Inc., a company with operations in solid waste transportation and removal as further discussed below. See Note 8 to these Financial Statements, below.

     Chartwell International, Inc. and its subsidiaries prepare and report financial results using a fiscal year ending July 31. As of March 3, 2005, the Company has no subsidiaries.

Principles of Consolidation - The consolidated financial statements for the fiscal year ended July 31, 2005 include the accounts of Chartwell International, Inc. and approximately seven months of operations, from August 2004 through February 2005, of its prior wholly owned subsidiaries, National College Recruiting Association, Inc. ("NCRA"), through which it licensed marketing and publishing rights to CPI, and Kingsley to which it transferred all of its assets. Intercompany accounts and transactions have been eliminated.

Development Stage Company - The Company is in the development stage, as it has not yet commenced principal operations and has not yet realized significant revenues from its planned operations.

Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes - Income taxes are accounted for under the liability method, whereby deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates which will be in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance that reflects expectations of the extent to which such assets will be realized.

Impairment Testing of Long-lived Assets - In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

Income (Loss) Per Share - Basic income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding. Diluted income per share includes the dilutive effects, if any, of warrants, stock options, convertible notes payable, and common stock issuable upon conversion of the Company's preferred stock. There is no diluted income
(loss) per share presentation in the statements of operations because the effect would be anti-dilutive.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of significant contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Recent Accounting Pronouncements - In August 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 154, "Accounting Changes and Error Corrections." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, requiring in general retrospective application to prior periods' financial statements of changes in accounting principle. The Company has adopted the provisions of SFAS No. 154 which are effective for accounting changes and corrections of errors beginning after December 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 153, "Exchange of Non-monetary Assets (An Amendment of APB No. 29)". SFAS 153 amends Opinion 29 to eliminate the fair value accounting exception for non-monetary exchanges of similar productive assets, and replaces that exception with a general exception for non-monetary assets that do not have commercial substance. The Company has adopted the provisions of SFAS No. 153 which are effective in general for non-monetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions (An Amendment of FASB Statements No. 66 and 67)". SFAS 152 amends FASB 66 and 67 to reference the accounting and reporting guidance for real estate time-sharing transactions provided for in AICPA Statement of Position 04-2. The Company has adopted the provisions of SFAS No. 152 which are effective for financial statements for fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs (An Amendment of ARB No. 43, Chapter 4)". SFAS 151 amends and clarifies financial accounting and reporting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company has adopted the provisions of SFAS No. 151 which are effective in general for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2.    DEPOSIT ON RAILCAR PURCHASE

     Effective July 11, 2005, the Company entered into a Purchase and Sale Agreement with Railway and Industrial Services, Inc. for the purchase of 95 retrofitted railcars for a purchase price of $4,085,000. The agreement called for the Company to pay an initial deposit of $1,425,000 and an additional $28,000 per railcar that is accepted and delivered, as defined. The parties also entered into a Purchase Money Security Agreement effective July 11, 2005 granting the Company a security interest in the 95 railcars until such railcars are accepted and delivered. The total deposit will be allocated and correspondingly reduced at the rate of $15,000 per railcar delivered.

NOTE 3.  STOCKHOLDERS' EQUITY

Preferred Stock - The Company has the authority to issue 25,000,000 shares of preferred stock. The Board of Directors has the authority to issue such preferred shares in series and determine the rights and preferences of the shares.

     During the fiscal year ended July 31, 2005, preferred stock was converted to common stock as follows:

         600,000 shares of Preferred Series A Stock were converted to 2,400,000 shares of Common Stock. 5,000 shares of Preferred Series B Stock were converted to 20,000 shares of Common Stock. 50,612 shares of Preferred Series C Stock were converted to 234,848 shares of Common Stock.

     In addition, the Company acquired and retired 25,000 shares of Preferred Series B Stock. As of July 31, 2005, there were no preferred shares designated, issued or outstanding.

Common Stock - The Company has 100,000,000 authorized shares of common stock, par value $0.001, of which 11,688,141 shares were outstanding at July 31, 2005.

     During the fiscal year ended July 31, 2005, the Company retired 68,850 shares of treasury stock.

NOTE 4.  EMPLOYEE STOCK OPTIONS

     The Company currently has no employee stock options outstanding.

NOTE 5.    INCOME TAXES

     The Company has a net operating loss carry forward at July 31, 2005 of approximately $10,395,000, which will begin to expire in the year 2007 if not used, subject to possible limitations due to changes in ownership. The resulting deferred tax asset of approximately $3,452,000 has been offset by a 100% valuation allowance. The valuation allowance increased by approximately $459,000 for the year ended 2005.

NOTE 6.    DISCONTINUED OPERATIONS

     The Company's principal activity had consisted of oversight of its investments., principally in College Partnership, Inc. The Company's mineral claims were written off, and the Company had nominal operations. Costs of maintaining the corporation exceeded income on a regular basis, and the board determined that orderly liquidation of its assets would best serve the shareholders. In January 2005, the Company transferred its real estate, mineral claims, assets and liabilities to its wholly owned subsidiary, Kingsley Capital, Inc. ("Kingsley"), and distributed all of the shares of Kingsley common stock to Chartwell shareholders as a dividend, on a pro rata basis, effective March 3, 2005, with the express intent that Kingsley will remain private and not be a public company or seek to develop a market for its shares. Also, effective January 31, 2005, in consideration of part of the assumption of outstanding debt of the Company, Kingsley was issued a $200,000 promissory note by the Company. This note was paid from the proceeds received from the issuance of common stock resulting in the change in control.

     The total assets and total liabilities of the Company transferred to Kingsley were approximately $2,230,000 and $1,280,000 at March 3, 2005, respectively. Total assets and liabilities of the Company were $2,254,246 and 1,336,890 at July 31, 2004.

     Thereafter, on March 23, 2005, the Company issued 25,838,433 shares of its common stock to an individual in a private transaction for $200,000, which proceeds were used to pay off the promissory note to Kingsley Capital. The prior board members, with the exception of the Company's president, resigned, and new board members were appointed. The Company has, since the discontinuation of the prior minimal activity, changed its focus and strategic direction and is pursuing operations in the solid waste management industry. Discontinued operations for the fiscal year ended July 31, 2005 include only seven months of operations from the discontinued operations due to the pro rata dividend of Kingsley common stock to Chartwell Investors effective March 3, 2005.

NOTE 7.    RELATED PARTY TRANSACTIONS

     During the fiscal year ended July 31, 2005, the Company paid $418,245 in cash and issued 278,830 shares of common stock valued at $418,245 to a company controlled by an officer and director of the Company for financing placement fees. In addition, the Company reported $12,720 due to this same officer and director for general and administrative expenses paid by him.

     The Company paid $83,945 in cash and issued 15,000 shares of common stock valued at $22,500 for legal services to a law firm, during the fiscal year ended July 31, 2005, of which an officer and director of the Company is a partner. In addition, the Company reported $29,421 due to this same firm for legal services at July 31, 2005.

NOTE 8.    SUBSEQUENT EVENTS

     On  September  8, 2005,  the Company  completed  an  acquisition  of E-Rail
Logistics, Inc., a New York corporation ("E-Rail") and a development stage company operating in the solid waste disposal industry. Through this initial acquisition, the Company plans to transport solid waste, initially from the Northeast region of the United States and process and dispose of it in Company owned or leased permitted landfills. As part of the acquisition price, the Company assumed the following notes:


               Principal        Term in       Annual
               Balance          Months        Interest Rate  Current          Long-term
               ---------------- ------------- -------------- ---------------- ----------------

Loan 1         $89,264            36          6.50%          $27,848          $61,416
Loan 2         $90,000            24          5.50%          $43,766          $46,234
Loan 3         $480,000           24          5.50%          $233,417         $246,583
Loan 4         $575,000           42          6.00%          $152,188         $422,812
               ----------------                              ---------------- ----------------
Total          $1,234,264                                    $457,218         $777,046
               ----------------                              ---------------- ----------------

     The Company also assumed an installment note totaling $588,307. Payments under this note will be made upon the Company receiving certain permits for landfill and mining operations. Payments will be calculated at the rate of Twenty-Five Cents ($0.25) per ton for minerals mined and sold from the properties owned or leased by the Company and Twenty-Five Cents ($0.25) per ton from all waste materials deposited on lands owned or acquired by the Company. The loan carries no interest until 60 months from the date the permits are received. At that time, interest will accrue at the then yearly compounded U.S. Prime Rate as published by the Federal Reserve Board, adjusted annually.

     Subsequent to year end, the Company acquired and assumed from Rail Waste Holdings, LLC, a promissory note dated January 4, 2004 and open end mortgage dated January 6, 2004, issued to Rail Waste Holdings, LLC by Minerva Enterprises, Inc.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

     The Company has adopted provisions in its Amended and Restated Articles of Incorporation that limit the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or
(b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes under the laws of the State of Nevada. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of the law.

     The Company's Amended and Restated Bylaws also provide that the Company will indemnify its directors, officers, employees and other agents against liabilities and expenses incurred in the performance of their duties to the fullest extent permitted by Nevada law. Under Nevada law, Nevada corporations may indemnify directors, officers and agents against liabilities and expenses incurred in the performance of their duties.

     We believe that the limitation of liability provision in our Amended and Restated Articles of Incorporation and the indemnification provision in our Amended and Restated Bylaws will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

       SEC registration fee                                                                    $6,125.94
       Printing and engraving expenses                                                         $2,000.00
       Accounting fees and expenses                                                            $5,000.00
       Legal fees and expenses                                                                $30,000.00
       Transfer agent and registrar fees                                                           $   0
       Fees and expenses for qualification under state securities laws                        $11,890.00
       Engineering fees                                                                            $   0
       Federal taxes                                                                               $   0
       State taxes                                                                                 $   0
       Miscellaneous                                                                               $   0
                                                                                         ---------------

            Total                                                                             $55,015.94
                                                                                         ===============


Recent Sales of Unregistered Securities

     During the past three years, we have sold and issued the following securities without registration under the Securities Act:

     On July 30, 2005, the Company completed a private placement of 7,349,667 shares of restricted common stock at a purchase price of $1.50 per share. As of October 31, 2005, the Company sold 6,611,281 shares of common stock with signed subscriptions for the remaining 738,386 shares to be issued, subject to a 5% limitation on ownership. With the exception of several U.S. investors, most of the investors participating in the private placement were non-U.S. persons and were not in the U.S. at the time of offer and sale of the common stock. The shares of common stock were offered and sold by the Company in reliance on
Section 506 of Regulation D and/or Regulation S of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

     On September 8, 2005, the Company issued in the aggregate 3,100,000 shares of its restricted common stock at a price per share of $1.50 to Rail Waste Holdings, LLC for all the issued and outstanding shares of E-Rail Logistics, Inc. ("E-Rail") pursuant to the terms of an Agreement and Plan of Merger between the Company and E-Rail. The Company held-back 300,000 shares for a period of 12 months from the effective date of the merger to set-off against any claims and liabilities arising from the breach of any of E-Rail's representations, warranties and covenants in the Agreement and Plan of Merger. In addition, the Company, through E-Rail, assumed obligations totaling approximately $4.25-million, which includes a cash payment of approximately $2.32-million and promissory notes and corresponding mortgages in the aggregate amount of $1.82-million associated with the Belville Mining Company, Inc., which is a wholly owned subsidiary of E-Rail. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

     On September 8, 2005, the Company issued 300,000 shares of its restricted common stock at a price per share of $1.50 and paid $275,000 in cash to Peter J. Pinto to acquire all right, title and interest to a secured promissory note issued by Minerva Enterprises, Inc. to Rail Waste Holdings, LLC (in which Mr. Pinto is a principal member) in the principal amount of $600,187.58 dated as of January 10, 2005 (the "Note"), and an open end mortgage on real property owned by Minerva Enterprises, Inc. granted to Rail Waste Holdings, LLC as security interest for the Note (the "Mortgage Lien"). The shares shall be placed in escrow and will be released January 1, 2006 subject to vesting conditions and the Company's right of redemption for a remaining repurchase price of $275,000. The shares of common stock were offered and sold by the Company in reliance on
Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

     On September 9, 2005, the Company completed a private placement of 100,000 shares of restricted common stock at a purchase price of $1.75 per share to a U.S. investor. The shares of common stock were offered and sold by the Company in reliance on Section 506 of Regulation D of the Securities Act, and comparable exemptions for sales to "accredited" investors under state securities laws.

     All the above offers, issuances and sales were made to accredited investors as defined in Rule 501(a) under the Securities Act, no general solicitation was made by the Company or any person acting on our behalf; the securities sold were subject to transfer restrictions, and the certificates for those shares contained an appropriate legend stating they had not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.


Exhibits

Exhibit Number                      Name

        3.1(1)                    Amended and Restated Articles of Incorporation

        3.2(1)                    Amended and Restated By-laws

        5.1                       Opinion of Bullivant, Houser & Bailey, P.C.

       10.2(2)                    Purchase and Sale Agreement with Railway & Industrial Services, Inc.

       10.3(3)                    Securities Purchase Agreement

       10.4(4)                    Letter of Understanding with Rail Waste Holdings, LLC

       10.5(5)                    Share Purchase Agreement

       10.6(7)                    Agreement and Plan of Merger dated September 8, 2005

       10.7(7)                    Note Purchase Agreement dated September 8, 2005

       10.8(7)                    Stock Issuance Agreement dated September 8, 2005

       10.9(7)                    Employment Agreement dated September 8, 2005

       10.10(7)                   Employment Agreement dated September 8, 2005

       10.11(7)                   Employment Agreement dated September 8, 2005

       10.12                      Advisory Agreement dated August 1, 2005

       10.13                      Restricted Stock Award Agreements dated September 14, 2005

       14.1(6)                    Code of Ethics

       21.1                       E-Rail Logistics, Inc., incorporated in New York and operating as E-Rail
                                  Logistics, Inc.; Belville Mining Company, Inc., incorporated in Ohio and operating as Belville Mining Company, Inc.

       23.1                       Consent of Bullivant, Houser & Bailey, P.C. (filed as part of Exhibit 5)

       23.2                       Consent of Ronald R. Chadwick, P.C., Independent Registered Public
                                  Accounting Firm

Footnotes to Exhibits Index

(1) Incorporated by reference to Form 8-K dated June 27, 2005.

(2) Incorporated by reference to Form 8-K dated July 11, 2005.

(3) Incorporated by reference to Form 8-K dated July 8, 2005.



                                       II-3

(4) Incorporated by reference to Form 8-K dated April 20, 2005.

(5) Incorporated by reference to Form 8-K dated March 23, 2005.

(6) Incorporated by reference to Form 10-KSB dated July 31, 2005.

(7) Incorporated by reference to Form 8-K and 8-K/A dated September 13 and September 14, 2005

Undertakings

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                    * * * * *

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form or prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in Charleston, West Virginia.

                                    CHARTWELL INTERNATIONAL INC.,
                                    a Nevada Corporation



Dated:  November 4, 2005           /s/Imre Eszenyi
                                   ----------------------------
                                   Mr. Imre Eszenyi, Acting President and
                                   Vice President
                                   (Principal Executive Officer) and Director


                                  /s/Imre Eszenyi
                                  -------------------------------
                                  Mr. Imre Eszenyi, Acting President and Vice
                                  President
                                  (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

     Known All Persons By These Present, that each person whose signature appears below appoints Mr. Imre Eszenyi as his/her true and lawful attorney-in-fact and agent, with full power of substitution, for him/her and in his/her name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his/her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


Dated: November  4, 2005    /s/Imre Eszenyi
                            -----------------------------
                            Mr. Imre Eszenyi,  Acting President,  Vice President
                            and Chairman of the Board of Directors


Dated: November 4, 2005     /s/David Admas
                            -----------------------------
                            Mr. David Adams, Secretary and Director


Dated: November 4, 2005    /s/Charles Srebnik
                           ------------------------------
                           Mr. Charles Srebnik, Director


Dated: November 4, 2005   /s/Andrew Kaufman
                          ------------------------------
                          Mr. Andrew Kaufman, Director